Exhibit 99

Press Release

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 a.m. January 26, 2023

United Bancorp, Inc. Reports 2022 Fourth Quarter Earnings and Earnings Performance for the Twelve Months Ended December 31, 2022

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.40 and net income of $2,306,000 for the three months ended December 31, 2022. For the year, ended December 31, 2022, UBCP reported diluted earnings per share of $1.50 and net income of $8,657,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of our Company for the fourth quarter and for the year 2022. For the quarter ended December 31, 2022, our Company achieved net income of $2,306,000 and diluted earnings per share of $0.40, which were respective decreases of $150,000 and $0.01 over the previous year. For the year ended December 31, 2022, our Company produced net income of $8,657,000 and diluted earnings per share of $1.50, which were both respectively lower than the same period the previous year by $794,000 and $0.12. Impacting our Company’s earnings performance for the most recently ended quarter in comparison to last year is that last year, we had nonrecurring income which included: a gain of $225,000 on the sale of real property owned by our company, a payout on bank owned life insurance of $100,000 and a negative provision for loan losses (or, credit) of $400,000. Even with all of this non-recurring income realized the previous year, which totaled approximately $600,000 or $0.11 per diluted share, our diluted earnings per share for the fourth quarter of 2022 was $0.40, a decline of only $0.01. Similarly, comparing year-ended 2022 to last year, our Company generated more non-recurring income the previous year which led to the decrease in earnings in 2022. Specifically--- and, outside of the aforementioned non-recurring income items--- our Company did not have gains on sale of available-for-sale securities which totaled $1,250,000 the previous year, along with a higher level of negative provisioning from the loan loss reserve of $300,000. Even with this absence of non-recurring income in the most recently completed year, our Company was able to produce its second highest level of both diluted earnings per share and net income in its history… which was only lower than the record levels that we achieved the previous year. In 2022, we were able to offset this nonrecurring income realized last year by more fully leveraging of our capital and changing of the mix of our Company’s balance sheet from lower-yielding cash investments into higher-yielding loan and securities investments. With the extreme tightening bias of the Federal Open Market Committee (FOMC) with monetary policy, which began in the first quarter of 2022 and became much stronger as the year has progressed (especially… over the course of the second six months of the year), we have experienced a prime opportunity to invest, once again, in both municipal and agency securities as both intermediate and longer-term yields have risen to levels that we have not seen for a couple of years. Remaining patient and not investing in any municipal or agency securities since the first quarter of 2020 until this year, we are pleased to have the opportunity that developed this past year, which enabled us to change the overall mix of our balance sheet from a more cash-intensive, liquid position to one that is longer-duration and higher yielding. This allowed our Company to more fully leverage capital by growing total assets as of December 31, 2022 to a level of $757.4 million, an increase over the previous year of $32.9 million or 4.6%. This growth in our total assets was primarily driven by the growth that our Company experienced in securities and other restricted stock, along with minimal growth in its loan portfolio. As of December 31, 2022, gross loans increased by $6.5 million, or 1.4%, over the previous year to a level of $460.9 million. Overall, our Company did have acceptable origination volume; but, we experienced several large payoffs on loans whereby the borrowers sold the underlying collateral securing said loans. This was not necessarily bad, since it allowed us to redeploy most of these funds at higher yields. Regarding securities and other restricted stock, we saw our balances increase year-over-year by $71.3 million, or 48.7%, to a level of $217.6 million. Of significance is the quarter-ending balances for securities and other restricted stock are at higher levels than the quarterly average by $31.0 million. With the changing mix of and added horsepower to our balance sheet in 2022, we saw an increase in the level of interest income that we generated. Until the final three quarters of 2022, our Company had not experienced growth in interest income since the first quarter of 2020 (which was the quarter the pandemic-related slowdown and related Zero Interest Rate Policy commenced). For the most recently ended quarter, interest income increased by $1.8 million, or 28.8%, which was higher on a percentage basis than the increase in interest income for the entire year of 2022, which was $3.0 million or 12.0%. We believe that we will continue to see improvement in the level of interest income that we will generate in the coming quarters.”

Greenwood continued, “Considering the increase in the level of interest income that we generated and the less significant increase in our total interest expense in the fourth quarter ended December 31, 2022, our Company experienced an increase in the net interest income that it realized during the quarter of $905,000 or 16.2%. For the year 2022, net interest income increased by $2.3 million or 10.3%. The acceleration of the net interest income on a percentage basis in this most recently ended quarter and the increase thereof that we achieved this past year are attributable to our overall success in managing interest expense, even though our Company experienced growth in total deposits of $44.8 million, or 7.4%, year-over-year and operated in an extreme rising rate environment. Due to both volume and rate, our interest expense increased in the most recently ended quarter by $865,000 from the previous year. As with most financial institutions, we saw our interest expense levels accelerate over the course of the year with the FOMC’s aggressive tightening of monetary policy… the most extreme that we have seen in more than forty years. As we enter the new year, we believe that the increase in the level of the interest income that we realize will outpace the degree to which interest expense rises; thus, continuing the positive trend relating to the improvement in the level of net interest income that our Company realizes; although, at lower levels than achieved in 2022. Contributing to this anticipated improvement is the level of fixed rate, term deposits that we successfully attracted early in the third quarter at reasonably priced levels relative to current rates. Attracting this fixed rate, term funding very early in the tightening cycle at reasonable pricing levels should afford our Company the ability to not be as price competitive for term funding as rates continue to increase. At year-end 2022, total deposits were $649.9 million. Of the aforementioned growth in total deposits year-over-year, $45.5 million was achieved in term funding, as mentioned, at very competitive rates compared to the current environment.” Greenwood continued, “As of December 31, 2022, on a year-over-year basis we saw our net interest margin increase by nineteen basis points from 3.48% to 3.67%.”

Greenwood further mentioned, “Over the course of 2022, our Company’s bottom-line net income was impacted by the strong inflationary and corresponding fast-paced, rising-rate environment in which we operated. As of December 31, 2022, the decline in some of our fee-income related lines of business (primarily relating to mortgage origination) and, as previously mentioned, the nonrecurrence of substantial security gains and other income realized the previous year strongly influenced the decrease in the level of non-interest income that our Company realized in 2022. At year-end, non-interest income declined by $1.6 million or 28.4%. With the strong inflationary pressures under which we operated this past year, our Company experienced an increase in total noninterest expense. In 2022, total noninterest expense increased by $1.5 million or 8.2%. Most of this increase in non-interest expense is correlated to a higher level of employee-related expenses tied to more optimum staffing levels throughout our company, higher IT-related expense due to our investment in our future and higher customer utilization, higher wage levels attributed to the tight labor market and incentive payouts. Even though our Company saw non-interest expense increase over the course of the past twelve months, we did have a focus on achieving cost savings in appropriate areas. A few of the recent cost containment initiatives implemented by our Company that led to cost savings this past year were … the consolidation of our former banking centers located in both Dillonvale and Amesville, Ohio into other in-market banking centers and the closure of our Loan Production Office in Wheeling, West Virginia. We will continue to focus on containing non-interest expense levels throughout our Company--- while selectively investing in our future--- as the environment in which we operate becomes more challenging.”

Lastly, Greenwood stated, “We have successfully maintained credit-related strength and stability within our loan portfolio over the course of the past two years during the pandemic-induced economic downturn and this trend continued for our Company this past year. At December 31, 2022, our total non-accrual loans were $182,000 or 0.04% of total loans. This level of non-accrual loans was a decline of $4.0 million over the previous year as we resolved an issue with a non-performing commercial relationship that we previously disclosed. The resolution of this matter did lead to net loans charged off, excluding overdraft charge offs, of $558,000, which was 0.12% of average loans, a year-over-year increase of $450,000. In addition, other real estate and repossession (OREO) increased by $3.1 million year-over-year. At year-end, nonaccrual loans and OREO to total assets was a very solid 0.49%, along with loans past due 30+ days at $425,000 or 0.09% of total loans.” Greenwood concluded, “As of December 31, 2022, our Company continues to be well capitalized with equity to assets of 7.9% and total shareholders’ equity of $59.7 million. As with most financial institutions in this time of rapidly rising rates from a zero-interest rate environment, our Company did see a reduction in total shareholder’s equity. This reduction is primarily attributed to an accumulated other comprehensive income (AOCI) adjustment related to current losses within our securities portfolio. At the most recent year-end, total shareholder’s equity was reduced by an accumulated other accumulated loss, net of tax benefits of $9.3 million. Accordingly, we saw our book value decline on a year-over-year basis.”

Scott A. Everson, President and CEO stated, “As the economy more fully recovered and started to heat-up over the course of this past year, we saw opportunities to more fully leverage our capital and change the mix of our balance sheet into longer-term, higher-yielding assets and, once again, focus on growing our Company. Even though the Federal Open Market Committee (FOMC) of the Federal Reserve aggressively raised the target rate for federal funds in 2022, we were able to rebalance and grow our balance sheet which produced positive operating results for our Company.” Everson continued, “During each quarter of this past year, we saw an increase in the level of net interest income that our Company generated after not experiencing this for several quarters after the commencement of the economic slowdown related to the pandemic. With the change in the mix of our balance sheet into higher yielding assets, we continued to see our net interest margin increase in a positive fashion over the course of the year. In addition, by investing in municipal securities and having higher balances in these tax-exempt investments for the first time in a couple of years, we saw greater tax efficiency which should continue going forward and provide additional benefit to our bottom-line. Like almost every other financial services organization in today’s rapidly rising interest rate environment, our Company does have an accumulated other comprehensive loss primarily attributed to its investment portfolio, which continued to have an impact on our reported capital levels. Ultimately, our Company is considered to be well capitalized and this does not have an impact on regulatory capital at the bank-level.” Everson further stated, “Our growth goal for our Company remains to increase our total assets to a level of $1.0 billion or greater in the short to intermediate term. This will be a challenge for us as rates are rapidly increasing and there are signs that our economy is now slowing as the FOMC fights off heightened inflation. With the higher costs with which we are presently confronted due to inflation and expenses related to achieving the growth that we seek, we have seen some increase in our overhead expenses. But, we firmly believe that we are doing the things necessary for us to remain relevant in these ever-changing times and will see a positive return on our investments, which will help us to achieve greater efficiencies and better returns as we execute on our strategy for growth.”

Everson continued, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded with a year-over-year increase in cash dividends paid of $0.09, or 13.1%, which is inclusive of a special cash dividend of $0.15 paid in the first quarter.” Everson concluded, “Even though our Company and industry have been through a couple of challenging years from an operating perspective due to the pandemic, we are now fully looking forward and focusing on growing and building a better, more profitable company. In the short-term, there is clearly a threat that the FOMC could overcorrect by raising rates too quickly and highly; thus, having a negative impact on our economy by pushing it into a recessionary state. We are hopeful that this does not occur and obstruct our vision for growth. As always, I am highly optimistic about the potential of our Company. Over the last couple of years, we have become more efficient and better at delivering our products and services in a fashion demanded by our evolving markets. We will continue to build upon our solid foundation and have a longer-term vision. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright. This past year our Company achieved solid performance and produced the second highest level of net income in our history, which produced a return on assets (ROA) of 1.18% and return on equity (ROE) of 14.7%. Once again, this past year… our Company was recognized by American Banker in their annual “Top 200 Publicly Traded Community Banks”, coming in at 84. This accomplishment during exceedingly challenging times makes us extremely proud of what we are achieving at United Bancorp, Inc.”

As of December 31, 2022, United Bancorp, Inc. has total assets of $757.4 million and total shareholders’ equity of $59.7 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,

"UBCP"

	For the Three Months Ended
	December 31,	December 31,	%	$
	2022	2021	Change	Change
Earnings
Interest income on loans	$5,513,738	$4,665,487	18.18%	$848,251
Loan fees	138,553	340,927	-59.36%	$(202,374)
Interest income on securities	2,270,137	1,146,693	97.97%	$1,123,444
Total interest income	7,922,428	6,153,107	28.75%	$1,769,321
Total interest expense	1,381,119	516,309	167.50%	$864,810
Net interest income	6,541,309	5,636,798	16.05%	$904,511
Provision for loan losses	15,000	(400,000)	-103.75%	$415,000
Net interest income after provision for loan losses	6,526,309	6,036,798	8.11%	$489,511
Service charges on deposit accounts	797,830	730,001	9.29%	$67,829
Net realized gains on sale of loans	2,927	53,402	-94.52%	$(50,475)
Other noninterest income	265,318	566,954	-53.20%	$(301,636)
Total noninterest income	1,066,075	1,350,357	-21.05%	$(284,282)
Total noninterest expense	5,052,709	4,450,420	13.53%	$602,289
Income before income taxes	2,539,675	2,936,735	-13.52%	$(397,060)
Income tax expense	233,321	480,309	-51.42%	$(246,988)
Net income	$2,306,354	$2,456,426	-6.11%	$(150,072)
Per share
Earnings per common share - Basic	$0.40	$0.41	-2.44%	$(0.01)
Earnings per common share - Diluted	0.40	0.41	-2.44%	$(0.01)
Cash Dividends paid	0.1600	0.1500	6.67%	$0.01

Shares Outstanding
Average - Basic	5,484,610	5,477,682	--------
Average - Diluted	5,484,610	5,477,682	--------

For the Year Ended December 31,	%	$
2022	2021	Change	Change
Earnings	$-
Interest income on loans	$19,784,486	$18,930,593	4.51%	$853,893
Loan fees	950,525	1,250,080	-23.96%	$(299,555)
Interest income on securities	6,926,902	4,526,515	53.03%	$2,400,387
Total interest income	27,661,913	24,707,188	11.96%	$2,954,725
Total interest expense	3,273,669	2,596,404	26.08%	$677,265
Net interest income	24,388,244	22,110,784	10.30%	$2,277,460
Provision for loan losses	(955,000)	(1,255,000)	-23.90%	$300,000
Net interest income after provision for loan losses	25,343,244	23,365,784	8.46%	$1,977,460
Service charges on deposit accounts	2,978,549	2,851,638	4.45%	$126,911
Gains (losses) on sale of available-for-sale securities	-	1,250,080	N/A	$(1,250,080)
Net realized gains on sale of loans	36,051	271,790	-86.74%	$(235,739)
Other noninterest income	1,068,841	1,331,956	-19.75%	$(263,115)
Total noninterest income	4,083,441	5,705,464	-28.43%	$(1,622,023)
Total noninterest expense	19,890,293	18,390,971	8.15%	$1,499,322
Income before income taxes	9,536,392	10,680,277	-10.71%	$(1,143,885)
Income tax expense	879,380	1,229,586	-28.48%	$(350,206)
Net income	$8,657,012	$9,450,691	-8.40%	$(793,679)
Per share
Earnings per common share - Basic	$1.50	$1.62	-7.41%	$(0.120)
Earnings per common share - Diluted	1.50	1.62	-7.41%	$(0.120)
Cash Dividends paid	0.7750	0.685	13.14%	$0.090
Book value (end of period)	9.93	11.92	-16.69%	$(1.990)
Shares Outstanding
Average - Basic	5,483,305	5,477,255	--------
Average - Diluted	5,483,305	5,477,255	--------
Common stock, shares issued	6,043,851	6,053,851	--------
Shares used for Book Value Computation	5,914,488	5,961,988
Shares held as Treasury Stock	129,363	84,363	--------
At year end
Total assets	$757,400,221	$724,456,949	4.55%	$32,943,272
Total assets (average)	735,775,000	722,400,000	1.85%	$13,375,000
Cash and due from Federal Reserve Bank	30,080,141	83,000,280	-63.76%	$(52,920,139)
Average cash and due from Federal Reserve Bank	52,969,000	88,291,000	-40.01%	$(35,322,000)
Securities and other restricted stock	220,123,026	146,312,211	50.45%	$73,810,815
Average Securities and other restricted stock	189,099,000	135,284,000	39.78%	$53,815,000
Other real estate and repossessions ("OREO")	3,518,718	415,270	747.33%	$3,103,448
Gross loans	460,874,383	454,372,118	1.43%	$6,502,265
Average loans	462,692,000	451,762,000	2.42%	$10,930,000
Allowance for loan losses	2,052,053	3,673,426	-44.14%	$(1,621,373)
Net loans	458,822,330	450,698,692	1.80%	$8,123,638
Net loans charged off	558,047	108,195	415.78%	$449,852
Net overdrafts charged off	108,326	76,175	42.21%	$32,151
Total net charge offs	666,373	184,370	261.43%	$482,003
Non-accrual loans	182,223	4,208,992	-95.67%	$(4,026,769)
Loans past due 30+ days (excludes non accrual loans)	425,365	345,392	23.15%	$79,973
Average total deposits	626,736,000	600,610,000	4.35%	$26,126,000
Total Deposits	649,913,209	605,136,635	7.40%	$44,776,574
Non interest bearing deposits	153,450,681	143,907,669	6.63%	$9,543,012
Interest bearing demand	248,890,992	264,389,884	-5.86%	$(15,498,892)
Savings	145,835,783	140,597,737	3.73%	$5,238,046
Time	101,735,753	56,241,345	80.89%	$45,494,408
Repurchase Agreements	18,106,432	15,701,083	15.32%	$2,405,349
Shareholders' equity	58,719,000	71,701,048	-18.11%	$(12,982,048)
Goodwill and intangible assets (impact on Shareholders' equity)	1,092,293	1,242,293	-12.07%	$(150,000)
Tangible shareholders' equity	57,626,707	70,458,755	-18.21%	$(12,832,048)
Shareholders' equity (average)	58,716,000	71,161,000	-17.49%	$(12,445,000)
Stock data
Market value - last close (end of period)	$14.72	$16.65	-11.59%
Dividend payout ratio	51.67%	42.28%	9.04%
Price earnings ratio	9.81	x	10.28	x	-4.52%
Market Price to Book Value	148%	140%	8.00%
Tangible book value	$9.92	$11.82	-16.06%
Annualized yield based on year end close (excluding special Dividend)	4.25%	3.51%	0.74%
Key performance ratios
Return on average assets (ROA)	1.18%	1.31%	-0.13%
Return on average equity (ROE)	14.74%	13.28%	4.46%
Net interest margin (Federal tax equivalent)	3.67%	3.48%	0.19%
Interest expense to average assets	0.44%	0.36%	0.08%
Total allowance for loan losses to nonperforming loans	1126.12%	87.28%	1038.84%
Total allowance for loan losses to total loans	0.45%	0.81%	-0.36%
Nonaccrual loans to total loans	0.04%	0.93%	-0.89%
Non accrual loans and OREO to total assets	0.49%	0.64%	-0.15%
Net loan charge-offs to average loans (excludes overdraft charge-offs)	0.12%	0.02%	0.10%
Equity to assets at period end	7.75%	9.90%	-2.14%